As filed with the Securities and Exchange Commission on November 28, 2025

Registration No. 333-261855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1 REGISTRATION STATEMENT NO. 333-261855

UNDER

THE SECURITIES ACT OF 1933

Guild Holdings Company

(Exact name of registrant as specified in its charter)

Delaware	6162	85-2453154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5887 Copley Drive

San Diego, California 92111

(858) 956-5130

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Lau

President & Chief Executive Officer

Guild Holdings Company

5887 Copley Drive

San Diego, California 92111

(858) 956-5130

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lee Meyerson

Ravi Purushotham

Simpson Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

(212) 455 3675

(212) 455 2627

Approximate date of commencement of proposed sale to the public: Not Applicable. This Post-Effective Amendment No. 1 is being filed to deregister all of the securities that were previously registered and not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, File No. 333-261855 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2021 by Guild Holdings Company, a Delaware corporation (“Guild” or the “Registrant”), registering the resale of 996,644 shares of Class A common stock, par value $0.01 per share, of the Registrant (“Class A Common Stock”) by the selling stockholders named therein. The Registration Statement was declared effective by the SEC on January 21, 2022.

On November 28, 2025, pursuant to the Agreement and Plan of Merger, dated as of June 17, 2025, by and among the Registrant, Gulf MSR Merger Sub Corporation (“Merger Sub”) and MSR HoldCo, LLC (“Parent”), Merger Sub merged with and into the Registrant (“Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent.

In connection with the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares of Class A Common Stock that remain unsold or unissued under the Registration Statement as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on June 20, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on November 28, 2025.

GUILD HOLDINGS COMPANY

/s/ Michael Lau
Name:	Michael Lau
Title:	President & Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.